Exhibit 99.1

News Release

Contact: Kimberly Perez

SVP & Chief Accounting Officer

813.421.7694

investorrelations@walterinvestment.com

FOR IMMEDIATE RELEASE

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES SECOND QUARTER 2017 HIGHLIGHTS AND FINANCIAL RESULTS

- Reported second quarter 2017 GAAP net loss of $94.3 million, or $2.58 per share

-Improved prospects for debt reduction by executing a Restructuring Support Agreement with Certain Term Loan Lenders

- Continue to reduce costs and improve efficiency across all business lines

Fort Washington, PA, August 9, 2017 – Walter Investment Management Corp. (NYSE: WAC.BC) today announced GAAP net loss for the quarter ended June 30, 2017 of $94.3 million, or $2.58 per share, as compared to a GAAP net loss of $490.0 million, or $13.68 per share for the quarter ended June 30, 2016. The current quarter net loss included a non-cash fair value charge of $45.1 million due to changes in valuation inputs and other assumptions. Adjusted Loss was $19.8 million and Adjusted EBITDA (“AEBITDA”) was $61.3 million in the current quarter as compared to Adjusted Loss of $4.8 million and AEBITDA of $98.8 million in the prior year quarter.

“I am pleased with the progress we have made to date on our debt restructuring initiative, and we continue to work towards execution of a comprehensive deleveraging transaction,” said Anthony Renzi, Chief Executive Officer and President of Walter. “Improving our capital structure is expected to better position Walter for future success.”

“From an operational perspective, we continue to focus on reducing costs and improving the performance of our core businesses with a goal of returning the Company to profitability,” Renzi continued. “We are making investments in technology, such as our recent implementation of a digital point of sale system in our originations business, and have improved our operating processes in all business segments, in each case with the goal of enhancing the customer experience. We continue to make progress in our default servicing operations as we emphasize keeping customers in their homes and reducing delinquencies. Finally, we have taken additional steps to streamline operations and reduce our site footprint as we seek to continue to improve our cost structure.”

Second Quarter 2017 Financial and Operating Overview

Total revenue for the second quarter of 2017 was $208.8 million, an increase of $21.3 million as compared to the prior year quarter, primarily due to an increase of $59.4 million in net servicing revenue and fees, offset in part by a $29.6 million decrease in net gains on sales of loans and an $8.6 million decrease in insurance revenue. The increase in net servicing revenue and fees was driven by a $120.8 million improvement in fair value losses on mortgage servicing rights driven by changes in valuation inputs or other assumptions, offset in part by a $47.9 million decline in servicing fees primarily due to the planned shift of the third-party servicing portfolio from servicing to subservicing, combined with runoff of the portfolio. The decrease in net gains on sales of loans resulted from an overall lower volume of locked loans and a shift in mix from the higher margin consumer channel to the lower margin correspondent and wholesale channels. The decrease in insurance revenue was due to the sale of the principal insurance agency and substantially all of the insurance agency business during the first quarter of 2017.

Total expenses for the second quarter of 2017 were $292.6 million, a decrease of $273.1 million as compared to the prior year quarter, driven by $215.4 million in goodwill impairment recorded during the second quarter of 2016, $16.2 million lower compensation and benefits resulting primarily from a lower average headcount driven by site closures and various organizational changes to the scale and proficiency of the leadership team and support functions, as well as our decision to exit the reverse mortgage originations business, $9.0 million in lower contractor costs related to our servicing platform conversion that occurred in the second quarter of 2016, as well as efforts to reduce contractor costs throughout the Company’s operations, a $6.2 million decrease related to a change in the commissions structure, and $5.7 million in lower compensating interest due to a shift from servicing to subservicing, offset in part by $7.5 million in higher costs associated with corporate strategic initiatives. The remaining variance related to cost savings and changes in reserves.

Results for the Company’s segments are presented below.

Servicing

Ditech serviced 1.8 million accounts with a UPB of $213.6 billion as of June 30, 2017. During the quarter ended June 30, 2017, the Company experienced a net disappearance rate of 14.68%, a decrease of 0.91% as compared to the prior year quarter.

The Servicing segment reported $44.0 million of pre-tax loss for the second quarter of 2017 as compared to a pre-tax loss of $356.0 million in the prior year quarter. During the second quarter of 2017, the segment generated revenue of $117.4 million, a $44.6 million increase as compared to the prior year quarter, primarily due to an increase of $58.6 million in net servicing revenue and fees. The increase in net servicing revenue and fees primarily resulted from a $120.8 million improvement in fair value losses on mortgage servicing rights driven by changes in valuation inputs or other assumptions, partially offset by a $48.0 million decline in servicing fees primarily due to the planned shift of the third-party servicing portfolio from servicing to subservicing combined with runoff of the portfolio.

Total expenses in the Servicing segment for the second quarter of 2017 were $160.8 million, a decrease of $267.6 million as compared to the prior year quarter. This decrease was driven by $215.4 million in goodwill impairment recorded during the second quarter of 2016. In addition, there were decreases of $16.6 million in compensation and benefits resulting primarily from a lower average headcount driven by site closures and organizational changes, $9.3 million due to lower expense allocations, $6.9 million and $1.9 million in lower contractor costs and postage and printing costs, respectively, related to our servicing platform conversion that occurred in the second quarter of 2016, $5.7 million in lower compensating interest due to a shift from servicing to subservicing, $5.1 million related to a change in the commissions structure, $2.9 million in lower charges associated with foreclosure and bankruptcy practices, and $1.2 million reduction in overtime driven by cost reduction measures. These decreases were partially offset by $2.9 million in additional costs associated with the use of MSP and outsourcing initiatives and $2.2 million in higher advance loss provision. Current quarter expenses included $12.9 million of interest expense and $8.5 million of depreciation and amortization.

The Servicing segment reported an Adjusted Loss of $3.5 million and AEBITDA of $45.6 million for the second quarter of 2017. Adjusted Loss improved $4.9 million as compared to the prior year quarter resulting from resulting from lower adjusted general and administrative expense and salaries and benefits, offset in part by lower adjusted servicing revenue, insurance revenue and intersegment retention revenue. AEBITDA decreased $19.1 million as compared to the prior year quarter due to lower amortization of servicing rights and other fair value adjustments.

Originations

Ditech generated total pull-through adjusted locked volume of $4.2 billion for the second quarter of 2017, a decrease of $1.1 billion as compared to the prior year quarter, driven by an overall lower volume of locked loans. Funded loans in the current quarter totaled $4.2 billion, a decrease of $0.6 billion from the prior year quarter. The combined direct margin for the current quarter was 70 bps, consisting of a weighted average of 187 bps direct margin in the consumer lending channel and 19 bps direct margin in the correspondent and wholesale channels. The decrease in combined direct margin of 17 bps from the prior year quarter was primarily due to the shift in mix to the lower margin correspondent and wholesale channels and lower margins in the consumer channel driven by lower pull-through of locked loans and a lower portion of HARP volume and lower margins in the correspondent channel. The Originations business delivered a recapture rate of 18% for the current quarter.

The Originations segment reported $20.0 million of pre-tax income for the second quarter of 2017, a decrease of $25.6 million from the prior year quarter. During the second quarter of 2017, this segment generated revenue of $80.5 million, a decrease of $29.7 million from the prior year quarter. Net gains on sales of loans decreased $29.4 million as compared to the prior year quarter, primarily due to an overall lower volume of locked loans combined with a shift in mix from the higher margin consumer channel to the lower margin correspondent and wholesale channels.

Total expenses for the Originations segment for the second quarter of 2017 were $60.5 million, a decrease of $4.1 million compared to the prior year quarter, driven by a $6.5 million decrease in intersegment retention expense due primarily to lower overall retention volume and a smaller capitalized servicing portfolio resulting from sales of servicing rights and portfolio runoff. Current quarter expenses included $8.6 million of interest expense and $0.7 million of depreciation and amortization.

The Originations segment reported Adjusted Earnings of $20.2 million and AEBITDA of $18.5 million for the second quarter of 2017, a decrease of $28.0 million and $25.0 million, respectively, as compared to the prior year quarter, due primarily to lower net gains on sales of loans driven by lower volumes.

Reverse Mortgage

The Reverse Mortgage segment serviced 112,434 accounts with a UPB of $20.1 billion at June 30, 2017. During the current quarter, the business securitized $113.7 million of HECM loans.

The Reverse Mortgage segment reported $16.5 million of pre-tax loss for the second quarter of 2017 as compared to pre-tax loss of $26.9 million in the prior year quarter. During the second quarter of 2017, this segment generated revenue of $15.4 million, a decline of $0.7 million from the prior year quarter. Cash generated by the origination, purchase and securitization of HECMs decreased $4.3 million during the second quarter of 2017 as compared to the prior year quarter primarily as a result of overall lower origination volumes, partially offset by a shift in mix from lower margin new originations to higher margin tails. The decrease in cash generated was more than offset by a $2.5 million decrease in net non-cash fair value losses and a $2.1 million increase in net interest income. Current quarter revenues also included $7.1 million in net servicing revenue and fees and $0.5 million of other revenues.

Total expenses for the Reverse Mortgage segment for the second quarter of 2017 were $31.9 million, a decrease of $11.2 million from the prior year quarter. The decrease in total expenses was primarily due to a $9.2 million decrease in general and administrative expenses due to lower curtailment-related accruals, advertising costs, loss accruals on servicing advances, contractor fees, and purchased services, and a $3.9 million decrease in salaries and benefits due primarily to lower compensation, bonuses and commissions as a result of lower origination volume and lower average headcount resulting from our decision to exit the reverse mortgage originations business. Current quarter expenses included $4.3 million of interest expense and $0.9 million of depreciation and amortization.

The Reverse Mortgage segment reported an Adjusted Loss of $3.8 million and AEBITDA of ($2.5) million for the second quarter of 2017, an improvement of $6.2 million and $5.4 million, respectively, as compared to the prior year quarter, primarily due to the decrease in general and administrative expenses and in salaries and benefits.

Other Non-Reportable Segment

The Other Non-Reportable segment reported $52.1 million of pre-tax loss for the second quarter of 2017, an increase in loss of $9.9 million as compared to the prior year quarter. Other net fair value losses were $8.2 million for the second quarter of 2017 as compared to other net fair value losses of $1.0 million in the same period of 2016, primarily related to the impact of higher delinquencies on the value of the assets and liabilities of the Non-Residual Trusts.

The Other non-reportable segment had an Adjusted Loss of $32.7 million and AEBITDA of ($0.3) million for the second quarter of 2017 as compared to an Adjusted Loss of $34.6 million and AEBITDA of ($1.5) million in the second quarter of 2016.

Debt Restructuring Initiative

As previously announced, the Company has engaged legal and financial debt restructuring advisors and has been reviewing a number of potential actions to reduce its leverage.

On July 31, 2017, the Company entered into a Restructuring Support Agreement with lenders holding, as of July 31, 2017, more than 50% of the loans and/or commitments outstanding, or the Consenting Term Lenders, under the Company’s Amended and Restated Credit Agreement, dated as of December 19, 2013, or the Credit Agreement. As set forth in the Restructuring Support Agreement, the parties thereto have agreed to, among other things, the principal terms of a proposed financial restructuring of the Company, which will include an extension of the Credit Agreement’s maturity until June 2022, and which will be implemented through an out-of-court restructuring and, in the absence of sufficient stakeholder support for an out-of-court restructuring, a prepackaged plan of reorganization under Chapter 11 of Title 11 of the United States Code.

The Restructuring Support Agreement contains a number of conditions and milestones, including reaching an agreement with the holders of 66 2⁄3% aggregate principal amount of the Company’s 7.875% Senior Notes due 2021 to a restructuring support agreement consistent with the terms specified in the Restructuring Support Agreement. The Company and its debt restructuring advisors continue to negotiate with the financial and legal advisors to ad hoc groups of holders of the Company’s indebtedness under the Company’s Senior Notes and Credit Agreement, as the Company seeks to obtain sufficient stakeholder support for a comprehensive de-leveraging transaction.

There can be no assurance as to when or whether the Company will satisfy the conditions in the Restructuring Support Agreement, including obtaining requisite support from various stakeholders for the restructuring, whether the restructuring will be successful, the effects on its business, or the Company’s ability to achieve our operational and strategic goals.

Filing of Amended Annual and Quarterly Reports

On or about the date hereof, due to the Restatement, the Company is also filing amendments to its Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2016, September 30, 2016, and March 31, 2017. The Company also is filing its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 (the “2017 Second Quarter Report”) on or about the date hereof. Due to the possibility for a prepackaged plan of reorganization under Chapter 11 of Title 11 of the United States Code, substantial doubt has been raised about the Company’s ability to continue as a going concern, and the audit opinion included in the Company’s amended Annual Report on Form 10-K/A contains a going concern emphasis paragraph and Note 3 to the Consolidated Financial Statements included therein (and Note 2 to the financial statements included in the 2017 Second Quarter Report) discusses such matters and management’s plans in respect thereof.

About Walter Investment Management Corp.

Walter Investment Management Corp. is an independent servicer and originator of mortgage loans and servicer of reverse mortgage loans. Based in Fort Washington, Pennsylvania, the Company has approximately 4,400 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on the Company’s website is not a part of this release.

This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Non-GAAP Financial Measures” at the end of this press release.

The terms “Walter Investment”, “Walter”, the “Company”, “we”, “us”, and “our” as used throughout this release refer to Walter Investment Management Corp. and its consolidated subsidiaries. We use certain acronyms and terms throughout this release that are defined in the Glossary of Terms in Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K/A for the year ended December 31, 2016, in our Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2017, and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, and in our other filings with the SEC.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” “targets,” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and our actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance, nor should any conclusions be drawn or assumptions be made as to any potential outcome of any strategic review we conduct. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described below and in more detail under the caption “Risk Factors” of our Annual Report on Form 10-K/A for the year ended December 31, 2016, our Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2017, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, and in our other filings with the SEC.

In particular (but not by way of limitation), the following important factors, risks and uncertainties could affect our future results, performance and achievements and could cause actual results, performance and achievements to differ materially from those expressed in the forward-looking statements:

•	risks and uncertainties relating to the Company’s proposed financial restructuring, including: the ability of the Company to comply with the terms of the RSA, including completing various stages of the restructuring within the dates specified by the RSA; the ability of the Company to obtain requisite support of the restructuring from various stakeholders; and the effects of disruption from the proposed restructuring making it more difficult to maintain business, financing and operational relationships;

•	risks and uncertainties relating to, or arising in connection with, the restatement of financial statements included in the amendments to our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2016, September 30, 2016 and March 31, 2017, including: reactions from the Company’s creditors, stockholders, or business partners; and the impact and result of any litigation or regulatory inquiries or investigations related to the findings of the Company’s assessment or the restatement;

•	our ability to operate our business in compliance with existing and future laws, rules, regulations and contractual commitments affecting our business, including those relating to the origination and servicing of residential loans, default servicing and foreclosure practices, the management of third-party assets and the insurance industry, and changes to, and/or more stringent enforcement of, such laws, rules, regulations and contracts;

•	scrutiny of our industry by, and potential enforcement actions by, federal and state authorities;

•	the substantial resources (including senior management time and attention) we devote to, and the significant compliance costs we incur in connection with, regulatory compliance and regulatory examinations and inquiries, and any consumer redress, fines, penalties or similar payments we make in connection with resolving such matters;

•	uncertainties relating to interest curtailment obligations and any related financial and litigation exposure (including exposure relating to false claims);

•	potential costs and uncertainties, including the effect on future revenues, associated with and arising from litigation, regulatory investigations and other legal proceedings, and uncertainties relating to the reaction of our key counterparties to the announcement of any such matters;

•	our dependence on U.S. GSEs and agencies (especially Fannie Mae, Freddie Mac and Ginnie Mae) and their residential loan programs and our ability to maintain relationships with, and remain qualified to participate in programs sponsored by, such entities, our ability to satisfy various existing or future GSE, agency and other capital, net worth, liquidity and other financial requirements applicable to our business, and our ability to remain qualified as a GSE and agency approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ and agencies’ respective residential loan selling and servicing guides;

•	uncertainties relating to the status and future role of GSEs and agencies, and the effects of any changes to the origination and/or servicing requirements of the GSEs, agencies or various regulatory authorities or the servicing compensation structure for mortgage servicers pursuant to programs of GSEs, agencies or various regulatory authorities;

•	our ability to maintain our loan servicing, loan origination or collection agency licenses, or any other licenses necessary to operate our businesses, or changes to, or our ability to comply with, our licensing requirements;

•	our ability to comply with the terms of the stipulated orders resolving allegations arising from an FTC and CFPB investigation of Ditech Financial and a CFPB investigation of RMS;

•	operational risks inherent in the mortgage servicing and mortgage originations businesses, including our ability to comply with the various contracts to which we are a party, and reputational risks;

•	risks related to the significant amount of senior management turnover and employee reductions recently experienced by the Company;

•	risks related to our substantial levels of indebtedness, including our ability to comply with covenants contained in our debt agreements or obtain any necessary waivers or amendments, generate sufficient cash to service such indebtedness and refinance such indebtedness on favorable terms, or at all, as well as our ability to incur substantially more debt;

•	our ability to renew advance financing facilities or warehouse facilities on favorable terms, or at all, and maintain adequate borrowing capacity under such facilities;

•	our ability to maintain or grow our residential loan servicing or subservicing business and our mortgage loan originations business;

•	our ability to achieve our strategic initiatives, particularly our ability to: increase the mix of our fee-for-service business, including by entering into new subservicing arrangements; improve servicing performance; successfully develop our originations capabilities in the consumer and wholesale lending channels; effectuate a satisfactory debt restructuring; and execute and realize planned operational improvements and efficiencies, including those relating to our core and non-core framework;

•	the success of our business strategy in returning us to sustained profitability;

•	changes in prepayment rates and delinquency rates on the loans we service or subservice;

•	the ability of Fannie Mae, Freddie Mac and Ginnie Mae, as well as our other clients and credit owners, to transfer or otherwise terminate our servicing or subservicing rights, with or without cause;

•	a downgrade of, or other adverse change relating to, or our ability to improve, our servicer ratings or credit ratings;

•	our ability to collect reimbursements for servicing advances and earn and timely receive incentive payments and ancillary fees on our servicing portfolio;

•	our ability to collect indemnification payments and enforce repurchase obligations relating to mortgage loans we purchase from our correspondent clients and our ability to collect in a timely manner indemnification payments relating to servicing rights we purchase from prior servicers;

•	local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular, including the volume and pricing of home sales and uncertainty regarding the levels of mortgage originations and prepayments;

•	uncertainty as to the volume of originations activity we can achieve and the effects of the expiration of HARP, which is scheduled to occur on September 30, 2017, including uncertainty as to the number of “in-the-money” accounts we may be able to refinance and uncertainty as to what type of product or government program will be introduced, if any, to replace HARP;

•	risks associated with the reverse mortgage business, including changes to reverse mortgage programs operated by FHA, HUD or Ginnie Mae, our ability to accurately estimate interest curtailment liabilities, our ability to fund HECM repurchase obligations, our ability to fund principal additions on our HECM loans, and our ability to securitize our HECM tails;

•	our ability to realize all anticipated benefits of past, pending or potential future acquisitions or joint venture investments;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	changes in interest rates and the effectiveness of any hedge we may employ against such changes;

•	risks and potential costs associated with technology and cybersecurity, including: the risks of technology failures and of cyber-attacks against us or our vendors; our ability to adequately respond to actual or alleged cyber-attacks; and our ability to implement adequate internal security measures and protect confidential borrower information;

•	risks and potential costs associated with the implementation of new or more current technology, such as MSP, the use of vendors (including offshore vendors) or the transfer of our servers or other infrastructure to new data center facilities;

•	our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions;

•	risks related to our deferred tax assets, including the risk of an “ownership change” under Section 382 of the Code;

•	our ability to regain and maintain compliance with the continued listing requirements of the NYSE, and risks arising from the potential suspension of trading of our common stock on, and delisting of our common stock from, the NYSE;

•	our ability to continue as a going concern;

•	uncertainties regarding impairment charges relating to our goodwill or other intangible assets;

•	risks associated with one or more material weaknesses identified in our internal controls over financial reporting, including the timing, expense and effectiveness of our remediation plans;

•	our ability to implement and maintain effective internal controls over financial reporting and disclosure controls and procedures;

•	our ability to manage potential conflicts of interest relating to our relationship with WCO; and

•	risks related to our relationship with Walter Energy and uncertainties arising from or relating to its bankruptcy filings and liquidation proceedings, including potential liability for any taxes, interest and/or penalties owed by the Walter Energy consolidated group for the full or partial tax years during which certain of the Company’s former subsidiaries were a part of such consolidated group and certain other tax risks allocated to us in connection with our spin-off from Walter Energy.

All of the above factors, risks and uncertainties are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors, risks and uncertainties emerge from time to time, and it is not possible for our management to predict all such factors, risks and uncertainties.

Although we believe that the assumptions underlying the forward-looking statements (including those relating to our outlook) contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required under the federal securities laws. If we were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that we would make additional updates or corrections thereafter except as otherwise required under the federal securities laws.

In addition, this release may contain statements of opinion or belief concerning market conditions and similar matters. In certain instances, those opinions and beliefs could be based upon general observations by members of our management, anecdotal evidence and/or our experience in the conduct of our business, without specific investigation or statistical analyses. Therefore, while such statements reflect our view of the industries and markets in which we are involved, they should not be viewed as reflecting verifiable views and such views may not be shared by all who are involved in those industries or markets.

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Loss

(Unaudited)

(in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
REVENUES
Net servicing revenue and fees	$91,321	$31,936	$204,508	$(73,826)
Net gains on sales of loans	70,545	100,176	144,901	184,653
Net fair value gains on reverse loans and related HMBS obligations	7,872	7,650	22,574	42,858
Interest income on loans	10,489	11,849	21,469	24,020
Insurance revenue	2,650	11,277	7,590	21,644
Other revenues	25,910	24,585	53,030	54,895

Total revenues	208,787	187,473	454,072	254,244
EXPENSES
General and administrative	117,544	135,776	249,171	265,382
Salaries and benefits	101,071	133,681	209,028	266,320
Interest expense	60,884	64,400	121,294	128,648
Depreciation and amortization	10,042	14,540	20,974	28,963
Goodwill impairment	—	215,412	—	215,412
Other expenses, net	3,054	1,897	5,837	4,403

Total expenses	292,595	565,706	606,304	909,128
OTHER GAINS (LOSSES)
Gain on sale of business	7	—	67,734	—
Other net fair value losses	(8,105)	(819)	(3,022)	(2,963)
Gain (loss) on extinguishment	(709)	—	(709)	928
Other	—	(532)	—	(1,556)

Total other gains (losses)	(8,807)	(1,351)	64,003	(3,591)
Loss before income taxes	(92,615)	(379,584)	(88,229)	(658,475)
Income tax expense	1,694	110,379	1,572	4,190

Net loss	$(94,309)	$(489,963)	$(89,801)	$(662,665)

Comprehensive loss	$(94,314)	$(489,947)	$(89,823)	$(662,624)

Net loss	$(94,309)	$(489,963)	$(89,801)	$(662,665)
Basic and diluted loss per common and common equivalent share	$(2.58)	$(13.68)	$(2.46)	$(18.57)
Weighted-average common and common equivalent shares outstanding — basic and diluted	36,536	35,811	36,475	35,679

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Cash and cash equivalents	$478,374	$224,598
Restricted cash and cash equivalents	172,677	204,463
Residential loans at amortized cost, net (includes $6,021 and $5,167 in allowance for loan losses at June 30, 2017 and December 31, 2016, respectively)	709,080	665,209
Residential loans at fair value	11,905,869	12,416,542
Receivables, net (includes $11,841 and $15,033 at fair value at June 30, 2017 and December 31, 2016, respectively)	155,250	267,962
Servicer and protective advances, net (includes $152,683 and $146,781 in allowance for uncollectible advances at June 30, 2017 and December 31, 2016, respectively)	915,185	1,195,380
Servicing rights, net (includes $870,758 and $949,593 at fair value at June 30, 2017 and December 31, 2016, respectively)	935,898	1,029,719
Goodwill	47,747	47,747
Intangible assets, net	9,718	11,347
Premises and equipment, net	66,162	82,628
Assets held for sale	—	71,085
Other assets (includes $40,522 and $87,937 at fair value at June 30, 2017 and December 31, 2016, respectively)	199,554	242,290

Total assets	$15,595,514	$16,458,970

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Payables and accrued liabilities (includes $5,924 and $11,804 at fair value at June 30, 2017 and December 31, 2016, respectively)	$701,390	$759,011
Servicer payables	143,785	146,332
Servicing advance liabilities	544,134	783,229
Warehouse borrowings	1,332,126	1,203,355
Servicing rights related liabilities at fair value	1,314	1,902
Corporate debt	2,116,960	2,129,000
Mortgage-backed debt (includes $470,600 and $514,025 at fair value at June 30, 2017 and December 31, 2016, respectively)	877,775	943,956
HMBS related obligations at fair value	9,986,409	10,509,449
Deferred tax liabilities, net	4,602	4,774
Liabilities held for sale	—	2,402

Total liabilities	15,708,495	16,483,410

Stockholders’ deficit:
Preferred stock, $0.01 par value per share:
Authorized - 10,000,000 shares
Issued and outstanding - 0 shares at June 30, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value per share:
Authorized - 90,000,000 shares
Issued and outstanding - 36,541,904 and 36,391,129 shares at June 30, 2017 and December 31, 2016, respectively	365	364
Additional paid-in capital	597,348	596,067
Accumulated deficit	(711,605)	(621,804)
Accumulated other comprehensive income	911	933

Total stockholders’ deficit	(112,981)	(24,440)

Total liabilities and stockholders’ deficit	$15,595,514	$16,458,970

Non-GAAP Financial Measures

We manage our Company in three reportable segments: Servicing, Originations and Reverse Mortgage. We evaluate the performance of our business segments through the following measures: income (loss) before income taxes, Adjusted Earnings (Loss), and Adjusted EBITDA. Management considers Adjusted Earnings (Loss) and Adjusted EBITDA, both non-GAAP financial measures, to be important in the evaluation of our business segments and of the Company as a whole, as well as for allocating capital resources to our segments. Adjusted Earnings (Loss) and Adjusted EBITDA are supplemental metrics utilized by management to assess the underlying key drivers and operational performance of the continuing operations of the business. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted Earnings (Loss) and Adjusted EBITDA are not presentations made in accordance with GAAP and our use of these measures and terms may vary from other companies in our industry.

Adjusted Earnings (Loss) is defined as income (loss) before income taxes, plus changes in fair value due to changes in valuation inputs and other assumptions; goodwill and intangible assets impairment, if any; a portion of the provision for curtailment expense, net of expected third-party recoveries, if applicable; share-based compensation expense or benefit; non-cash interest expense; exit costs; estimated settlements and costs for certain legal and regulatory matters; fair value to cash adjustments for reverse loans; and select other cash and non-cash adjustments primarily including severance; gain or loss on extinguishment of debt; the net impact of the Non-Residual Trusts; transaction and integration costs; and certain non-recurring costs, as applicable. Adjusted Earnings (Loss) excludes unrealized changes in fair value of MSR that are based on projections of expected future cash flows and prepayments. Adjusted Earnings (Loss) includes both cash and non-cash gains from mortgage loan origination activities. Non-cash gains are net of non-cash charges or reserves provided. Adjusted Earnings (Loss) includes cash generated from reverse mortgage origination activities for the period in which we were originating reverse mortgages. Adjusted Earnings (Loss) may from time to time also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors with a supplemental means of evaluating our operating performance.

We revised our method of calculating Adjusted Earnings (Loss) beginning with the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2016 to eliminate adjustments for the step-up depreciation and amortization, which represents depreciation and amortization costs related to the increased basis in assets (including servicing rights and subservicing contracts) acquired within business combination transactions. Prior period amounts have been adjusted to reflect this revision.

Adjusted EBITDA eliminates the effects of financing, income taxes and depreciation and amortization. Adjusted EBITDA is defined as income (loss) before income taxes, plus amortization of servicing rights and other fair value adjustments; interest expense on corporate debt; depreciation and amortization; goodwill and intangible assets impairment, if any; a portion of the provision for curtailment expense, net of expected third-party recoveries, if applicable; share-based compensation expense or benefit; exit costs; estimated settlements and costs for certain legal and regulatory matters; fair value to cash adjustments for reverse loans; select other cash and non-cash adjustments primarily the net provision for the repurchase of loans sold; non-cash interest income; severance; gain or loss on extinguishment of debt; interest income on unrestricted cash and cash equivalents; the net impact of the Non-Residual Trusts; the provision for loan losses; Residual Trust cash flows; transaction and integration costs; servicing fee economics; and certain non-recurring costs, as applicable. Adjusted EBITDA includes both cash and non-cash gains from mortgage loan origination activities. Adjusted EBITDA excludes the impact of fair value option accounting on certain assets and liabilities and includes cash generated from reverse mortgage origination activities for the period in which we were originating reverse mortgages. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a supplemental means of evaluating our operating performance.

Adjusted Earnings (Loss) and Adjusted EBITDA should not be considered as alternatives to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determined in accordance with GAAP. Adjusted Earnings (Loss) and Adjusted EBITDA have important limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of the limitations of these metrics are:

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect cash expenditures for long-term assets and other items that have been and will be incurred, future requirements for capital expenditures or contractual commitments;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect certain tax payments that represent reductions in cash available to us;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect non-cash compensation that is and will remain a key element of our overall long-term incentive compensation package;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect the change in fair value due to changes in valuation inputs and other assumptions;

•	Adjusted EBITDA does not reflect the change in fair value resulting from the realization of expected cash flows; and

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our servicing rights related liabilities and corporate debt, although it does reflect interest expense associated with our servicing advance liabilities, master repurchase agreements, mortgage-backed debt, and HMBS related obligations.

Because of these limitations, Adjusted Earnings (Loss) and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Earnings (Loss) and Adjusted EBITDA only as supplements. Users of our financial statements are cautioned not to place undue reliance on Adjusted Earnings (Loss) and Adjusted EBITDA.

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Three Months Ended June 30, 2017

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$86,648	$—	$7,083	$—	$(2,410)	$91,321
Net gains (losses) on sales of loans	(997)	70,910	—	—	632	70,545
Net fair value gains on reverse loans and related HMBS obligations	—	—	7,872	—	—	7,872
Interest income on loans	10,477	12	—	—	—	10,489
Insurance revenue	2,650	—	—	—	—	2,650
Other revenues	18,648	9,598	454	200	(2,990)	25,910

Total revenues	117,426	80,520	15,409	200	(4,768)	208,787

EXPENSES
Interest expense	12,860	8,599	4,288	35,137	—	60,884
Depreciation and amortization	8,473	704	865	—	—	10,042
Other expenses, net	139,488	51,210	26,756	8,983	(4,768)	221,669

Total expenses	160,821	60,513	31,909	44,120	(4,768)	292,595

OTHER GAINS (LOSSES)
Gain on sale of business	7	—	—	—	—	7
Other net fair value gains (losses)	111	—	—	(8,216)	—	(8,105)
Loss on extinguishment	(709)	—	—	—	—	(709)

Total other losses	(591)	—	—	(8,216)	—	(8,807)

Income (loss) before income taxes	(43,986)	20,007	(16,500)	(52,136)	—	(92,615)
Adjustments to income (loss) before income taxes
Gain on sale of business	(7)	—	—	—	—	(7)
Changes in fair value due to changes in valuation inputs and other assumptions	33,017	—	—	—	—	33,017
Fair value to cash adjustment for reverse loans	—	—	12,039	—	—	12,039
Transaction and integration costs	2,158	—	—	6,928	—	9,086
Exit costs	4,861	442	614	181	—	6,098
Non-cash interest expense	22	—	—	2,742	—	2,764
Share-based compensation expense	279	132	70	—	—	481
Other	109	(344)	(31)	9,597	—	9,331

Total adjustments	40,439	230	12,692	19,448	—	72,809

Adjusted Earnings (Loss)	(3,547)	20,237	(3,808)	(32,688)	—	(19,806)
EBITDA adjustments
Amortization of servicing rights and other fair value adjustments	41,505	—	383	—	—	41,888
Interest expense on debt	—	—	—	32,396	—	32,396
Depreciation and amortization	8,473	704	865	—	—	10,042
Other	(833)	(2,428)	27	2	—	(3,232)

Total adjustments	49,145	(1,724)	1,275	32,398	—	81,094

Adjusted EBITDA	$45,598	$18,513	$(2,533)	$(290)	$—	$61,288

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Three Months Ended June 30, 2016

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$28,001	$—	$7,001	$—	$(3,066)	$31,936
Net gains (losses) on sales of loans	(1,191)	100,358	—	—	1,009	100,176
Net fair value gains on reverse loans and related HMBS obligations	—	—	7,650	—	—	7,650
Interest income on loans	11,837	12	—	—	—	11,849
Insurance revenue	11,277	—	—	—	—	11,277
Other revenues	22,889	9,839	1,486	45	(9,674)	24,585

Total revenues	72,813	110,209	16,137	45	(11,731)	187,473

EXPENSES
Interest expense	18,330	7,736	2,414	35,920	—	64,400
Depreciation and amortization	10,704	2,248	1,587	1	—	14,540
Goodwill impairment	215,412	—	—	—	—	215,412
Other expenses, net	183,996	54,610	39,080	5,399	(11,731)	271,354

Total expenses	428,442	64,594	43,081	41,320	(11,731)	565,706

OTHER GAINS (LOSSES)
Other net fair value gains (losses)	135	—	—	(954)	—	(819)
Other	(532)	—	—	—	—	(532)

Total other losses	(397)	—	—	(954)	—	(1,351)

Income (loss) before income taxes	(356,026)	45,615	(26,944)	(42,229)	—	(379,584)
Adjustments to income (loss) before income taxes
Changes in fair value due to changes in valuation inputs and other assumptions	118,825	—	—	—	—	118,825
Fair value to cash adjustment for reverse loans	—	—	14,512	—	—	14,512
Transaction and integration costs	—	—	—	539	—	539
Exit costs	4,126	303	407	—	—	4,836
Non-cash interest expense	18	—	—	2,940	—	2,958
Share-based compensation expense	3,160	820	610	256	—	4,846
Goodwill impairment	215,412	—	—	—	—	215,412
Other	6,065	1,515	1,398	3,854	—	12,832

Total adjustments	347,606	2,638	16,927	7,589	—	374,760

Adjusted Earnings (Loss) (1)	(8,420)	48,253	(10,017)	(34,640)	—	(4,824)
EBITDA Adjustments
Amortization of servicing rights and other fair value adjustments	61,960	—	446	—	—	62,406
Interest expense on debt	1,251	—	—	32,979	—	34,230
Depreciation and amortization	10,704	2,248	1,587	1	—	14,540
Other	(767)	(7,013)	21	169	—	(7,590)

Total adjustments	73,148	(4,765)	2,054	33,149	—	103,586

Adjusted EBITDA	$64,728	$43,488	$(7,963)	$(1,491)	$—	$98,762

(1)	We revised our method of calculating Adjusted Earnings (Loss) beginning with the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 to eliminate adjustments for step-up depreciation and amortization, which represents depreciation and amortization costs related to the increased basis in assets (including servicing rights and subservicing contracts) acquired within business combination transactions. Prior period amounts have been adjusted to reflect this revision.

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Six Months Ended June 30, 2017

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$195,189	$—	$14,591	$—	$(5,272)	$204,508
Net gains (losses) on sales of loans	(1,317)	144,614	—	—	1,604	144,901
Net fair value gains on reverse loans and related HMBS obligations	—	—	22,574	—	—	22,574
Interest income on loans	21,445	24	—	—	—	21,469
Insurance revenue	7,590	—	—	—	—	7,590
Other revenues	42,299	16,690	737	710	(7,406)	53,030

Total revenues	265,206	161,328	37,902	710	(11,074)	454,072

EXPENSES
Interest expense	26,393	17,999	6,679	70,223	—	121,294
Depreciation and amortization	17,384	1,671	1,919	—	—	20,974
Other expenses, net	297,955	110,816	51,103	15,236	(11,074)	464,036

Total expenses	341,732	130,486	59,701	85,459	(11,074)	606,304

OTHER GAINS (LOSSES)
Gain on sale of business	67,734	—	—	—	—	67,734
Other net fair value losses	(1,318)	—	—	(1,704)	—	(3,022)
Loss on extinguishment	(709)	—	—	—	—	(709)

Total other gains (losses)	65,707	—	—	(1,704)	—	64,003

Income (loss) before income taxes	(10,819)	30,842	(21,799)	(86,453)	—	(88,229)
Adjustments to income (loss) before income taxes
Gain on sale of business	(67,734)	—	—	—	—	(67,734)
Changes in fair value due to changes in valuation inputs and other assumptions	40,414	—	—	—	—	40,414
Fair value to cash adjustment for reverse loans	—	—	15,378	—	—	15,378
Transaction and integration costs	4,331	—	—	9,963	—	14,294
Exit costs	5,684	875	1,292	118	—	7,969
Non-cash interest expense	1,535	—	—	5,413	—	6,948
Share-based compensation expense (benefit)	421	(50)	204	771	—	1,346
Other	3,043	727	174	4,868	—	8,812

Total adjustments	(12,306)	1,552	17,048	21,133	—	27,427

Adjusted Earnings (Loss)	(23,125)	32,394	(4,751)	(65,320)	—	(60,802)
EBITDA Adjustments
Amortization of servicing rights and other fair value adjustments	82,117	—	782	—	—	82,899
Interest expense on debt	—	—	—	64,810	—	64,810
Depreciation and amortization	17,384	1,671	1,919	—	—	20,974
Other	(76)	(3,161)	55	(108)	—	(3,290)

Total adjustments	99,425	(1,490)	2,756	64,702	—	165,393

Adjusted EBITDA	$76,300	$30,904	$(1,995)	$(618)	$—	$104,591

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Six Months Ended June 30, 2016

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$(81,519)	$—	$13,910	$—	$(6,217)	$(73,826)
Net gains (losses) on sales of loans	(5,727)	188,340	—	—	2,040	184,653
Net fair value gains on reverse loans and related HMBS obligations	—	—	42,858	—	—	42,858
Interest income on loans	23,995	25	—	—	—	24,020
Insurance revenue	21,644	—	—	—	—	21,644
Other revenues	51,165	22,121	3,464	75	(21,930)	54,895

Total revenues	9,558	210,486	60,232	75	(26,107)	254,244

EXPENSES
Interest expense	36,892	16,011	3,929	71,816	—	128,648
Depreciation and amortization	21,485	4,593	2,875	10	—	28,963
Goodwill impairment	215,412	—	—	—	—	215,412
Other expenses, net	347,810	127,866	74,321	12,215	(26,107)	536,105

Total expenses	621,599	148,470	81,125	84,041	(26,107)	909,128

OTHER GAINS (LOSSES)
Other net fair value gains (losses)	226	—	—	(3,189)	—	(2,963)
Gain on extinguishment	—	—	—	928	—	928
Other	(532)	—	(1,024)	—	—	(1,556)

Total other losses	(306)	—	(1,024)	(2,261)	—	(3,591)

Income (loss) before income taxes	(612,347)	62,016	(21,917)	(86,227)	—	(658,475)
Adjustments to income (loss) before income taxes
Changes in fair value due to changes in valuation inputs and other assumptions	359,154	—	—	—	—	359,154
Fair value to cash adjustment for reverse loans	—	—	(3,197)	—	—	(3,197)
Transaction and integration costs	370	—	—	2,486	—	2,856
Exit costs	6,007	2,099	407	227	—	8,740
Non-cash interest expense	(11)	—	—	5,807	—	5,796
Share-based compensation expense	3,941	233	923	608	—	5,705
Goodwill impairment	215,412	—	—	—	—	215,412
Other	8,199	1,515	2,446	7,510	—	19,670

Total adjustments	593,072	3,847	579	16,638	—	614,136

Adjusted Earnings (Loss) (1)	(19,275)	65,863	(21,338)	(69,589)	—	(44,339)
EBITDA Adjustments
Amortization of servicing rights and other fair value adjustments	134,230	—	906	—	—	135,136
Interest expense on debt	3,986	—	—	66,009	—	69,995
Depreciation and amortization	21,485	4,593	2,875	10	—	28,963
Other	(1,102)	(3,212)	54	347	—	(3,913)

Total adjustments	158,599	1,381	3,835	66,366	—	230,181

Adjusted EBITDA	$139,324	$67,244	$(17,503)	$(3,223)	$—	$185,842

(1)	We revised our method of calculating Adjusted Earnings (Loss) beginning with the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 to eliminate adjustments for step-up depreciation and amortization, which represents depreciation and amortization costs related to the increased basis in assets (including servicing rights and subservicing contracts) acquired within business combination transactions. Prior period amounts have been adjusted to reflect this revision.

Reconciliation of GAAP Net Loss to

Non-GAAP Adjusted Loss

(in millions, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Net loss	$(94.3)	$(490.0)	$(89.8)	$(662.7)
Income tax expense	1.7	110.4	1.6	4.2

Loss before income taxes	(92.6)	(379.6)	(88.2)	(658.5)
Adjustments to loss before income taxes
Gain on sale of business	—	—	(67.7)	—
Changes in fair value due to changes in valuation inputs and other assumptions (1)	33.0	118.8	40.4	359.2
Fair value to cash adjustment for reverse loans (2)	12.0	14.5	15.4	(3.2)
Transaction and integration costs (3)	9.1	0.5	14.3	2.9
Exit costs (4)	6.1	4.8	8.0	8.7
Non-cash interest expense	2.8	3.0	6.9	5.8
Share-based compensation expense	0.5	4.9	1.3	5.7
Goodwill impairment	—	215.4	—	215.4
Other (5)	9.3	12.9	8.8	19.7

Total adjustments	72.8	374.8	27.4	614.2

Adjusted Loss	(19.8)	(4.8)	(60.8)	(44.3)
Tax benefit at estimated effective tax rate of 38%	(7.5)	(1.8)	(23.1)	(16.8)

Adjusted Loss after tax	$(12.3)	(3.0)	$(37.7)	$(27.5)

Adjusted Loss after tax per common and common equivalent share	$(0.34)	$(0.08)	$(1.03)	$(0.77)
Weighted-average common and common equivalent shares outstanding	36.5	35.8	36.5	35.7

(1)	Consists of the change in fair value due to changes in valuation inputs and other assumptions relating to servicing rights and charged-off loans.
(2)	Represents the non-cash fair value adjustment to arrive at cash generated from reverse mortgage origination activities.
(3)	Transaction and integration costs result primarily from the Company’s debt restructuring initiative.
(4)	Exit costs include expenses related to the closing of offices and the termination and replacement of certain employees as well as other expenses to institute efficiencies. Exit costs incurred for the three and six months ended June 30, 2017 include those relating to our exit from the consumer retail channel of the Originations segment, our exit from the reverse mortgage originations business, and actions initiated in 2015, 2016 and 2017 in connection with our continued efforts to enhance efficiencies and streamline processes in the organization.
(5)	Includes severance, costs associated with transforming the business and the net impact of the Non-Residual Trusts.

Reconciliation of GAAP Net Loss to

Non-GAAP AEBITDA

(in millions)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Net loss	$(94.3)	$(490.0)	$(89.8)	$(662.7)
Income tax expense	1.7	110.4	1.6	4.2

Loss before income taxes	(92.6)	(379.6)	(88.2)	(658.5)
EBITDA Adjustments
Amortization of servicing rights and other fair value adjustments (1)	74.9	181.2	123.3	494.3
Interest expense	35.2	37.2	71.8	75.8
Gain on sale of business	—	—	(67.7)	—
Depreciation and amortization	10.0	14.6	21.0	29.0
Fair value to cash adjustment for reverse loans (2)	12.0	14.5	15.4	(3.2)
Transaction and integration costs (3)	9.1	0.5	14.3	2.9
Exit costs (4)	6.1	4.8	8.0	8.7
Share-based compensation expense	0.5	4.9	1.3	5.7
Goodwill impairment	—	215.4	—	215.4
Other (5)	6.1	5.3	5.4	15.7

Total adjustments	153.9	478.4	192.8	844.3

Adjusted EBITDA	$61.3	$98.8	$104.6	$185.8

(1)	Consists of the change in fair value due to changes in valuation inputs and other assumptions relating to servicing rights and charged-off loans as well as the amortization of servicing rights and the realization of expected cash flows relating to servicing rights carried at fair value.
(2)	Represents the non-cash fair value adjustment to arrive at cash generated from reverse mortgage origination activities.
(3)	Transaction and integration costs result primarily from the Company’s debt restructuring initiative.
(4)	Exit costs include expenses related to the closing of offices and the termination and replacement of certain employees as well as other expenses to institute efficiencies. Exit costs incurred for the three and six months ended June 30, 2017 include those relating to our exit from the consumer retail channel of the Originations segment, our exit from the reverse mortgage originations business, and actions initiated in 2015, 2016 and 2017 in connection with our continued efforts to enhance efficiencies and streamline processes in the organization.
(5)	Includes the net provision for the repurchase of loans sold, non-cash interest income, severance, interest income on unrestricted cash and cash equivalents, costs associated with transforming the business, the net impact of the Non-Residual Trusts, the provision for loan losses and Residual Trust cash flows.